Exhibit 10(i)

AMENDMENT TO
PERFORMANCE STOCK UNIT AWARD GRANT AGREEMENT

This AMENDMENT TO PERFORMANCE UNIT STOCK AWARD GRANT AGREEMENT is made by and between TWIN DISC, INCORPORATED (the “Company”) and  ______________________________ (the “Employee”) and is dated this ____ day of December, 2012.

WHEREAS, the Company adopted a Long-Term Incentive Compensation Plan in 2010, whereby the Compensation Committee of the Board of Directors (the “Committee”) is authorized to grant performance stock units, which entitle an employee of the Company receiving such an award to a cash payment equal to the value of the common stock of the Company if the Company achieves a predetermined performance objective; and

WHEREAS, effective July 28, 2011, the Committee made an award of performance stock units to the Employee as an inducement to achieve certain performance objectives, and the Company and the Employee entered into a Performance Stock Unit Award Grant Agreement (“Agreement”) to memorialize that award; and

WHEREAS, the Company and the Employee wish to amend certain portions of the Agreement to clarify the timing of payment of performance stock units to the Employee under the Agreement if the Employee terminates employment due to disability or following a Change in Control.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.           Section 4 of the Agreement is hereby amended in its entirety as follows:

4. Termination of Employment due to Death or Disability.  If prior to attaining the Performance Objective the Employee terminates employment due to death or disability, a prorated portion of the performance stock units granted shall immediately vest, and the Company shall make a cash payment pursuant to such prorated awards as if the maximum Performance Objective had been fully achieved.  In such event, the calculation of the cash payment due to the Employee shall be based on the fair market value of the Company’s common stock as of the effective date of the Employee’s termination of employment.  Such payment shall be made (i) no later than 2½ months after the Employee’s termination of employment due to death; or (ii) on the earlier of (A) the first day of the seventh month following the date of the Employee’s termination of employment due to disability or (B) the date of the Employee’s death.  The prorated award shall be determined by multiplying the full cash payment due pursuant to the vesting of the award by a fraction, the numerator of which is the number of days from July 1, 2011, through the Employee’s last day of employment, and the denominator of which is the number of days from July 1, 2011, through June 30, 2014.  The Committee shall conclusively determine whether the Employee shall be considered permanently disabled for purposes of this performance stock unit award.

2.           Section 6 of the Agreement is hereby amended in its entirety as follows:

6. Termination Following Change in Control.  Notwithstanding Sections 3, 4 and 5 above, if an event constituting a Change in Control of the Company occurs and the Employee thereafter either terminates employment for Good Reason or is involuntarily terminated by the Company without cause, then all performance stock units granted hereunder shall immediately vest and a cash payment shall be made as if the maximum Performance Objective had been fully achieved.  Such cash payment shall be equal to the maximum number of performance stock units granted to the Employee multiplied by the fair market value of the Company’s common stock as the Employee’s termination of employment.  Such payment shall be made on the earlier of (i) the first day of the seventh month following the date of the Employee’s termination of employment, or (ii) the date of the Employee’s death.   Employee’s continued employment with the Company, for whatever duration, following a Change in Control of the Company shall not constitute a waiver of his or her rights with respect to this Section 6. Employee's right to terminate his or her employment pursuant to this Subsection shall not be affected by his or her incapacity due to physical or mental illness.  For purposes of this Section 6:

(a)	“Good Reason” shall mean any of the following, without the Employee’s written consent:

(i)
the assignment to Employee of duties, responsibilities or status inconsistent that constitute a material diminution from his or her present duties, responsibilities and status or a material diminution in the nature or status of Employee's duties and responsibilities from those in effect as of the date hereof;

(ii)	a material reduction by the Company in Employee's base salary as in effect on the date hereof or as the same shall be increased from time to time ("Base Salary");

(iii)	a material change in the geographic location at which the Employee must provide services; or

(iv)
a material change in or termination of the Company’s benefit plans or programs or the Employee’s participation in such plans or programs (outside of a good faith, across-the-board reduction of general application) in a manner that effectively reduces their aggregate value.

(b)	“Change in Control of the Company” shall be deemed to occur in any of the following circumstances:

(i)
if there occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)  whether or not the Company is then subject to such reporting requirement;

(ii)
if any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than Michael Batten or any member of his family (the “Batten Family”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

(iii)
if during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) there shall cease to be a majority of the Board comprised as follows:  individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(iv)
if the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

(c)	To constitute a termination for Good Reason hereunder:

(i)	Termination of employment must occur within two years following the existence of a condition that would constitute Good Reason hereunder; and

(ii)
Employee must provide notice to the Company of the existence of a condition that would constitute Good Reason within 90 days following the initial existence of such condition.  The Company shall be provided a period of 30 days following such notice during which it may remedy the condition.  If the condition is remedied, the Employee’s subsequent voluntary termination of employment shall not constitute termination for Good Reason based upon the prior existence of such condition.

 3.           In all other respects, the Agreement shall remain unchanged.

TWIN DISC, INCORPORATED

By:           ____________________________________
Its:           ____________________________________

EMPLOYEE:

__________________________________________
[NAME]